Plumas Bancorp Records a $1.4 Million Gain Resulting from its
New Merchant Processing Alliance

QUINCY, California, June 30, 2010 – Plumas Bancorp, (NasdaqCM:PLBC), a bank holding company and the parent company of Plumas Bank, announced that it has entered into an alliance with a world-wide merchant processing leader. As a result of the sale of its merchant processing business, Plumas Bancorp expects to record a one-time gain of $1.4 million in the second quarter.

Andrew J. Ryback, Plumas Bank’s interim president and chief executive officer, commented, “This alliance allows us to focus on our customers’ core banking needs while providing them with a superior merchant processing solution.”

About Plumas Bank:

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates eleven branches located in the counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the U. S. Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit www.plumasbank.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this Press Release are based on current plans and expectations that are subject to uncertainties and risks, which could cause the Company’s future results to differ materially. The following factors, among others, could cause the Company’s actual results to differ: the frequency and magnitude of foreclosure of the Company’s loans; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; the accuracy of the Company’s financial statement estimates and assumptions, including the estimate for the Company’s loan loss provision; the Company’s ability to integrate acquisitions; the strength of the U.S. economy and the local economies where the Company conducts operations; harsh weather conditions; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; legislative or regulatory changes; customer acceptance of third-party products and services; increased competition and its effect on pricing; technological changes; the effects of security breaches and computer viruses that may affect the Company’s computer systems; changes in consumer spending and savings habits; the Company’s growth and profitability; changes in accounting; and the Company’s ability to manage the risks involved in the foregoing. Additional factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and the Company’s other filings with the SEC, which are available at the SEC’s internet site (www.sec.gov). Forward-looking statements in this Press Release speak only as of the date of the Press Release, and the Company assumes no obligation to update forward-looking statements or the reasons why actual results could differ.

CONTACT: Plumas Bancorp & Plumas Bank
Elizabeth Kuipers, Vice President, Marketing Manager & Investor Relations Officer
elizabeth.kuipers@plumasbank.com ; 530.283.7305